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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON,  D.C.  20549


                           ------------------------------


                                      FORM 8-K

                                   CURRENT REPORT




      PURSUANT TO SECTION 13 OR 15(d) OF THE  SECURITIES EXCHANGE ACT OF 1934




                                    July 22, 1999
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                          (Date of Earliest Event Reported)


                                     RIDE, INC.
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               (Exact name of  registrant as specified in its charter)


           Washington                  1-13042                 91-1571027
------------------------------       -----------           -------------------
  (State or other jurisdiction       (Commission            (I.R.S. Employer
      of incorporation or            File Number)          Identification No.)
         organization)


  8160 - 304th Avenue Southeast
       Preston, Washington                                        98050
----------------------------------                         -------------------
 (Address of principal executive                                (Zip Code)
             offices)


                                   (425) 222-6015
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                (Registrant's telephone number, including area code)

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ITEM 5.   OTHER EVENTS.

     On July 22, 1999, Ride, Inc., a Washington corporation (the "Company"), K2, Inc., a Delaware corporation ("K2"), and KT Acquisition, Inc., a Washington corporation and wholly owned subsidiary of K2 ("Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, Sub will be merged (the "Merger") with and into the Company, with the Company surviving the Merger and becoming a wholly owned subsidiary of K2. At the effective time of the Merger, each share of the Company's Common Stock (excluding shares held by the Company or K2 and excluding shares held by shareholders who perfect their statutory dissenters' rights under Washington state law) issued and outstanding shall be converted into the number of shares of K2 Common Stock equal to a ratio (the "Exchange Ratio") obtained by dividing $1.00 by the average of the daily closing prices ("Average Share Price") for the shares of K2 Common Stock for the five (5) consecutive trading days on which such shares are actually traded on the New York Stock Exchange ending at the close of trading on the third trading day immediately preceding the closing date of the Merger; provided, however, that if the Average Share Price is greater than $12.00, the Exchange Ratio shall be one-twelfth (1/12), and if the Average Share Price is less than $10.00, the Exchange Ration shall be one-tenth (1/10). It is the intention of the Company and K2 that the Merger for federal income tax purposes will be tax-free to the Company's shareholders. In addition, the consummation of the Merger is subject to certain other conditions contained in the Merger Agreement, including approval of the Merger Agreement by the Company's shareholders.
Each of the Company's directors has entered into an agreement (the "Shareholder Agreement") to vote his shares in favor of the Merger. The Company issued a press release announcing the execution of the Merger Agreement on July 22, 1999, which press release is attached hereto as Exhibit
99.1 and incorporated by reference herein.

        In connection with the Merger Agreement, K2 extended interim financing to the Company in the amount of $2,000,000 in exchange for the Company's issuance of a Convertible Promissory Note (the "Note"). The Note bears interest at the rate of eight percent (8%) per annum, increasing by one percent (1%) per annum after the end of each 180 day period following the date of the Note to the extent any principal or interest remains then due and owing, up to a maximum of eighteen percent (18%) per annum. The principal and interest under the Note is payable in full on November 19, 1999. The
Note is convertible by K2 at any time, and is automatically convertible if the Merger Agreement is terminated under certain specified circumstances, into shares of the Company's Series C Cumulative Convertible Preferred Stock ("Conversion Shares") in number equal to the quotient obtained by dividing
(a) the sum of the then unpaid principal balance of the Note, plus the accrued but unpaid interest thereon, by (b) $1.00. If, prior to repayment of the Note or conversion of the Note into Conversion Shares, a third party acquires the Company (a "Third Party Acquisition"), or the Company enters into a definitive agreement for a Third Party Acquisition, K2 may then or at anytime thereafter for a period of one year demand in writing to be repaid in cash in an amount equal to the product obtained by multiplying the number of Conversion Shares by the greater of: (a) the average price of the Company's Common Stock (as reported on the Pink Sheets) on the five trading days immediately preceding the date of notice by K2 demanding conversion of the Note; and (b) the quotient obtained by dividing the highest share price of the Company's Common Stock to be paid in the Third Party Acquisition or the net consideration to be paid in the Third Party Acquisition, as the case may be, by the number of shares of the Company's Common Stock then outstanding.

     In connection with the financing described above, and in order to ensure that the Company's satisfaction of customer orders would not be interrupted prior to closing of the merger, the Company and K2 reached an agreement under which K2 will acquire bindings inventory of the Company with an approximate cost of $700,000 and assumed the Company's obligations under customer

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orders for approximately $8,400,000 worth of bindings and apparel.  K2 also agreed to purchase from the Company's vendors approximately $4,000,000 of additional inventory necessary to fulfill these customer orders. The Company granted K2 a non-exclusive license to use the Company's trademarks and tradenames in fulfilling these customer orders.

     The information set forth above shall not be deemed to constitute an offer to sell any security. Any such offer to sell will be made only by means of a prospectus.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)  EXHIBITS.


     99.1 Press release dated July 22, 1999 announcing the execution of the Merger Agreement.

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                                     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   RIDE, INC.

Date:     August 5, 1999

                                   By:  /S/ GREG COOK
                                        ---------------------------
                                        Greg Cook
                                        Chief Financial Officer

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                                   EXHIBIT INDEX
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

Exhibit No.    Description
-----------    -----------
99.1           Press release dated July 22, 1999 announcing the execution of the
               Merger Agreement.
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